UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Icon
Foothill Ranch, California  92610
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(949) 951-0991

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On September 20, 2007, the Board of Directors (the “Board”) of Oakley, Inc. (the “Company”), upon the recommendation of the Company’s Audit Committee, approved the Shared Services Agreement, made as of September 20, 2007, by and between the Company and Red.com, Inc. dba Red Digital Cinema Camera Company (“Red”) (the “Agreement”).  Jim Jannard, the Chairman of the Company, owns Red.  As a result, the Agreement is a related party transaction and requires the approval of the Company’s Board.

Under the Agreement, the Company agreed to provide to Red, from time to time, defined, agreed-upon services of certain of the Company’s employees at a fair market value hourly rate.  In addition, Red agreed to reimburse the Company at cost for all other out-of-pocket costs incurred by the Company on behalf of Red.  Furthermore, Red agreed to maintain a deposit with the Company to prepay any costs incurred, which deposit shall be replenished on an as needed basis.

The term of the Agreement is for one (1) year from September 20, 2007 and shall automatically be renewed for additional one (1) year terms unless terminated at any time, including within the first year, by either party, with or without cause, pursuant to thirty (30) days written notice.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement.  The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01(d).        Exhibits.

10.1	Shared Services Agreement, made as of September 20, 2007, by and between Oakley, Inc. and Red.com, Inc. dba Red Digital Cinema Camera Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKLEY, INC.

Date: September 20, 2007                                                       By:   /s/ Richard Shields________
Name:    Richard Shields
Title:       Chief Financial Officer